Exhibit 99

news release

For Immediate Release	Contact:	Mark Borman – ADC Investor Relations
952.917.0590
mark.borman@adc.com

Chuck Grothaus – ADC Public Relations
952.917.0306
chuck.grothaus@adc.com

ADC Completes Acquisition of KRONE

Strategic Acquisition Creates Leading Global Network Infrastructure Company

MINNEAPOLIS — May 18, 2004 — ADC (NASDAQ: ADCT, www.adc.com) today announced that it has completed the acquisition of the KRONE Group, a leading global supplier of copper- and fiber-based connectivity solutions, cabling products and services used in public access and enterprise networks by many of the world’s leading organizations, from GenTek Inc. (OTC Bulletin Board:GETI).

“Acquiring KRONE is strategic for ADC as we renew our focus on our core business and expand our global scale. This acquisition makes ADC the leading global network infrastructure company providing comprehensive product and service solutions for communications service providers and enterprise networks,” said Robert E. Switz, president and CEO for ADC. “From the time we announced the acquisition on March 25, 2004, the employees of both companies have been actively planning the successful integration of ADC and KRONE.  Now that the closing is complete, we can hit the ground running with the finest talent and expertise in the delivery of global network infrastructure products and services to our customers.”

The acquisition is valued at approximately $350 million in which ADC paid net cash of approximately $294 million and assumed certain defined liabilities consisting principally of KRONE’s pension obligation for its German workforce. ADC expects to take a charge for various acquisition-related expenses the amount of which has not been determined at this time. Excluding the charge and amortization of acquisition-related intangibles, ADC expects the acquisition to be accretive to earnings per share in 2004. ADC will file a Form 8-K with the SEC within 75 days of the closing that will contain more details of the KRONE acquisition, including audited historical financial statements of the KRONE business and pro forma historical financial statements of ADC that include the KRONE business.

Through the combination of ADC and KRONE products, service lines, people, and facilities, ADC will quickly achieve a larger global scale and presence in supplying global network infrastructure solutions, including:

•                  Worldwide market leadership in copper and fiber central office infrastructure technology;

•                  Diversified global customer base serving nearly every major communications service provider worldwide;

-more-

PO Box 1101, Minneapolis, MN 55440-1101, web site: www.adc.com

•                  Leading market share in the enterprise structured cabling systems market via KRONE’s advanced products;

•                  Accelerated entry into the emerging growth markets of China, India, Russia, Eastern Europe, and Southeast Asia;

•                  Broader product portfolio with a worldwide opportunity to cross-sell and up-sell existing and upcoming products;

•                  Expanded geographic presence and service portfolio via KRONE’s Services organization; and

•                  Competitive cost leadership through global manufacturing, engineering and supply chain management.

With more than 2,000 employees, eight factories and five research and development centers around the world, KRONE has representation in more than 140 countries to supply communications service providers and enterprises.

About KRONE

KRONE is a world leading cable and connectivity company with 75 years of experience in the design, development and supply of copper and fiber optic cable and connectivity solutions for enterprise and public networks. Additional information about KRONE is at www.krone.com.

About GenTek

GenTek Inc. is a manufacturer of industrial components and performance chemicals. Additional information about the company is available on GenTek’s Web site at www.gentek-global.com.

About ADC

ADC is a world leader in providing global network infrastructure products, services and software that enable the profitable delivery of high-speed Internet, data, video, and voice services over our customers’ unique networks. ADC (NASDAQ: ADCT) has sales into more than 90 countries. Learn more about ADC Telecommunications, Inc. at www.adc.com.

Cautionary Statement under the Private Securities Litigation Reform Act Of 1995

Any forward-looking statements contained herein, including statements regarding earnings per share, acquisition synergies and the timing of closing the transaction, reflect management’s current expectations or beliefs.  ADC Telecommunications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors, including: (i) our ability to successfully integrate ADC’s and KRONE’s operations; (ii) the risk that expected cost savings and synergies will not be fully realized; and (iii) the risks and uncertainties identified in the section captioned Risk Factors in Item 1 of ADC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.